Exhibit 5.2
November 5, 2010
Zayo Group, LLC
Zayo Capital, Inc.
400 Centennial Parkway
Suite 200
Louisville, CO 80027
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as special Tennessee counsel to Zayo Bandwidth Tennessee, LLC, a Tennessee limited liability company (“Bandwith Tennessee”), a subsidiary of Zayo Group, LLC, a Delaware limited liability company (“Zayo Group”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Zayo Group, Zayo Capital, Inc., a Delaware corporation (“Zayo Capital” and, together with Zayo Group, the “Companies”), and the guarantors, including Bandwidth Tennessee, listed as co-registrants thereto (the “Guarantors”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Companies of up to $350,000,000 aggregate principal amount of their 10.25% Senior Secured First Priority Notes due 2017 (the “Exchange Notes”) and the guarantees of the Companies’ payment obligations under the Exchange Notes by the Guarantors (the “Guarantees”).
          The Exchange Notes will be offered in exchange for a like principal amount of the Companies’ outstanding 10.25% Senior Secured First Priority Notes due 2017.
          The Exchange Notes and the Guarantees will be issued pursuant to the Indenture, dated as of March 12, 2010 (the “Base Indenture”), among the Companies, the Guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of September 13, 2010 (the “First Supplemental Indenture”), between Zayo Fiber Solutions, LLC, and the Trustee, the Second Supplemental Indenture, dated as of September 20, 2010 (the “Second Supplemental Indenture”), among the Companies, the Guarantors party thereto and the Trustee, and the Third Supplemental Indenture, dated as of November 5, 2010 (the “Third Supplemental Indenture”), among American Fiber Systems Holding Corp., American Fiber Systems, Inc. and the Trustee (such Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”). The Exchange Notes, the Guarantees and the Indenture are governed by the laws of the State of New York.
          As special Tennessee counsel to Bandwith Tennessee, we have only represented such party in connection with the Transaction Documents (as defined below) and certain other matters referred to us from time to time. We do not have knowledge of many of the transactions in which Bandwith Tennessee has engaged or of its day-to-day operations or activities, and no inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as counsel to Bandwith Tennessee.
          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following, each dated the date hereof unless otherwise noted:
          (a) an executed copy of the Indenture and the Guarantees; and
          (b) an executed copy of the officer’s certificate of Bandwith Tennessee dated as of the date hereof (the “Opinion Certificate”), relating to certain of the factual assumptions made in this opinion letter and including true, correct and complete copies of the following:
                    (i) a copy of the Articles of Organization of Bandwith Tennessee (the “Articles”) as certified by the Secretary of State of the State of Tennessee on October 7, 2010;
                    (ii) a copy of a Certificate of Existence applicable to Bandwith Tennessee issued by the Secretary of State of the State of Tennessee on October 7, 2010;
                    (iii) an executed copy of the Amended and Restated Operating Agreement of Bandwith Tennessee (the “Operating Agreement”) certified by the secretary or another officer of Bandwith Tennessee; and
                    (iv) an executed copy of the authorizing resolution of Bandwith Tennessee relating to the Transaction Documents.
          In addition to the foregoing documents, we have also reviewed such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have assumed and relied upon the truth and completeness, as to matters of fact (including the factual portion of any matters of mixed fact and law), of the Opinion Certificate, and the factual representations and warranties of Bandwith Tennessee given pursuant to or in connection with the Transaction Documents. We have not made any independent investigation in rendering this opinion other than the examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination.
          In rendering this opinion, we have further assumed and relied upon (i) the correctness, completeness, authenticity and due authorization of all documents, certificates and records examined, the genuineness of all the signatures thereon and that all natural persons that are party to or acting on behalf of any party to the Transaction Documents and the other documents, certificates and records examined by us have the legal capacity and competency to do so, except that we have not assumed the due authorization by Bandwith Tennessee of its execution and delivery of the Transaction Documents, nor have we assumed the due execution and delivery by Bandwith Tennessee of such Transaction Documents; and (ii) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. We have also assumed (x) that each party to the Transaction Documents (other than

Bandwith Tennessee) has the corporate or other equivalent power to enter into and perform all of its obligations thereunder, (y) the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than Bandwith Tennessee) and the validity and enforceability on all parties of each of the Transaction Documents, as applicable, and (z) that there has not been any mutual misunderstanding or mistake of fact, fraud, duress or undue influence among the parties to the Transaction Documents.
          Our opinion is expressly limited to the Applicable Laws (as defined below) of the State of Tennessee, and we express no opinion with respect to the laws of any other jurisdiction. In addition, we render no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion letter, we have assumed compliance with all laws other than the Applicable Laws.
          References herein to the term (i) “Transaction Documents” shall mean the agreements and instruments referred to in clause (a) above; (ii) “Applicable Laws” shall mean those laws, rules and regulations of the State of Tennessee from which Bandwith Tennessee conducts its business that relate solely and specifically to the operation of its business.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions, exclusions and assumptions set forth herein, we are of the opinion that:
          1. Based solely upon our review of the Officer’s Certificate and exhibits attached thereto, Bandwith Tennessee is a Tennessee limited liability company validly existing and in good standing under the law of the State of Tennessee.
          2. Bandwith Tennessee has the requisite limited liability company power and authority to execute and deliver, and to perform all of its obligations under, each of the Transaction Documents.
          3. The execution and delivery of each of the Transaction Documents to which it is a party by Bandwith Tennessee have been duly authorized by all requisite limited liability company action on the part of Bandwith Tennessee. Bandwith Tennessee has duly executed and delivered the Transaction Documents.
          Our opinions are subject to the following further exceptions, exclusions, limitations, assumptions and qualifications:
          (a) Our opinions set forth above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law;
          (b) Our opinions above are subject to the assumptions that (i) Bandwith Tennessee is not insolvent or rendered insolvent by the execution of the Transaction Documents and Bandwith Tennessee’s execution and performance thereunder will not cause Bandwith Tennessee to be unable to pay its debts as they become due in the normal course of business, because Bandwith Tennessee’s execution and performance of a guaranty obligation may be regarded as a distribution under Term. Code Ann. § 48-202-101(14), and distributions may not be made by limited liability companies that are insolvent or are rendered insolvent thereby or if the distribution will cause the limited liability company to be unable to pay its debts as they become due in the normal course of business (see Tenn. Code Ann. § 48-236-105), and (ii) the transactions described in the Transaction Documents are “fair” to Bandwith Tennessee within the meaning of Tenn. Code Ann. § 48-239-116, which renders voidable certain transactions among limited liability companies with interlocking managers or whose managers are otherwise “interested” in the transaction unless the transaction is fair to the limited liability company. Further, we express no opinion whether Tenn. Code Ann. § 47-12-101, which entitles a surety to require the commencement of an action against a principal under certain circumstances, can be waived;
          (c) We have not reviewed and we express no opinion regarding the Registration Statement or any prospectus or similar document related thereto that may be prepared in connection with the transactions contemplated in the Registration Statement; and
          (d) We understand that you will obtain a separate opinion letter regarding the enforceability of the Transaction Documents from other counsel to Bandwith Tennessee and, thus, we express no opinion as to whether the Transaction Documents are enforceable against Bandwith Tennessee in accordance with their terms.
          None of the opinions set forth herein include any implied opinion unless such implied opinion is both (a) essential to the legal conclusion reached by the express opinions set forth herein; and (b) based upon prevailing norms and expectations among experienced lawyers in the State of Tennessee, reasonable in the circumstances. Moreover, unless explicitly addressed herein, this opinion does not address any of the following legal issues, and we specifically express no opinion with respect thereto:
1.	Matters of title to any real or personal property.

2.	The attachment, perfection, or priority of any security interest or lien.

3.	Usury.

4.	Federal securities laws and regulations, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

5.	Pension and employee benefit laws and regulations (e.g., ERISA).

6.	Federal and state antitrust and unfair competition laws and regulations.

7.	Compliance with fiduciary duty requirements.

8.	Federal and state environmental laws and regulations.

9.	Federal and state land use and subdivision laws and regulations.

10.	Federal and state tax laws and regulations, except as expressly set forth herein.

11.	Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations.

12.	Federal and state racketeering laws and regulations (e.g., RICO).

13.	Federal and state health and safety laws and regulations (e.g., OSHA).

14.	Federal and state labor laws and regulations.

15.	Federal and state laws, regulations and policies concerning (a) national and local emergency and terrorism; (b) possible judicial deference to acts of sovereign states; and (c) criminal and civil forfeiture laws.

16.	Other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

17.	Insurance.
          This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.
          This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
          This opinion letter is rendered solely for the benefit of the addressees hereof (and their successors and permitted assigns under the Transaction Documents) in connection with the Transaction Documents, and this opinion letter may not be relied upon in connection with any other matter or by any other person or entity without our express prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,